SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of
1934.
                            (Amendment No.  )

Filed by the Registrant    [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[x]  Preliminary Proxy Statement
     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(c) (2)
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                             CADIZ INC.
                (Name of Registrant as Specified in Its Charter)
                ------------------------------------------------
Payment of Filing Fee (check the appropriate box):
   Name of Person(s) Filing Proxy Statement, if other than the Registrant)

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)
     (1) and 0-11.
     1) Title of each class of securities to which transaction applies:

         --------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

         --------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         --------------------------------------------------------

     4)  Proposed maximum aggregate value of transaction:

         --------------------------------------------------------

     5)  Total fee paid:

         --------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


                           CADIZ INC.
                        -----------------
            NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                  To Be Held on March 12, 2003

To our Stockholders:

  A Special Meeting of Stockholders of Cadiz Inc., a Delaware corporation, will be held at the law offices of Miller & Holguin, located at 1801 Century Park East, Seventh Floor, Los Angeles, California, on Wednesday, March 12, 2003, at 9:00 a.m., local time, and any adjournments thereof, to consider and act upon the following matters:

(1) Approval of an amendment to our Certificate of Incorporation to effect a reverse stock split of not less than 1 for 4 and not more than 1 for 25 and to authorize the Board of Directors to determine which, if any, of these reverse stock splits to effect.

(2) The transaction of such other business as may properly come before the meeting and any adjournments thereof.

  The accompanying proxy statement contains a more complete description of these proposals.

  Only stockholders of record at the close of business on February 10, 2003 are entitled to notice of and to vote at the meeting.
In order to constitute a quorum for the conduct of business at the meeting, holders of a majority of all outstanding voting shares of our common stock and preferred stock must be present in person or be represented by proxy.

  Whether or not you expect to attend the meeting in person, please either vote your shares via the Internet, by phone (detailed instructions are included on the proxy card) or date, sign and mail the enclosed proxy in the postage paid return envelope provided as promptly as possible. The proxy is revocable and will not affect your right to vote in person if you attend the meeting.

                              By Order of the Board of Directors

                              /s/ Jennifer Hankes Painter
                              __________________________________
                              Jennifer Hankes Painter
                              Secretary

Santa Monica, California
February ___, 2003

                           CADIZ INC.
               100 Wilshire Boulevard, Suite 1600
                 Santa Monica, California 90401

                         PROXY STATEMENT
                               for
                 SPECIAL MEETING OF STOCKHOLDERS
                  To Be Held on March 12, 2003


            INFORMATION ABOUT SOLICITATION AND VOTING


  The Board of Directors of Cadiz Inc. is soliciting proxies to be voted at the special meeting of our stockholders to be held on Wednesday, March 12, 2003, at the time and place and for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders. This proxy statement contains information that may help you decide how to vote. These proxy materials were mailed on or about __________, 2003 to all stockholders of record.

  Please read this proxy statement carefully. You can obtain more information about Cadiz from the annual and quarterly reports and other public documents we file with the Securities and Exchange Commission.

RECORD DATE, VOTING SECURITIES AND QUORUM

  The board of directors has fixed the close of business on Feburary 10, 2003 as the record date for determination of stockholders entitled to notice of, and to vote at, the meeting.

  On the record date, [36,442,180] shares of our common stock were outstanding and 12,500 shares of our convertible preferred stock were outstanding. Holders of common stock are entitled to one vote per share. Holders of preferred stock are entitled to that number of votes equal to the number of shares of common stock issuable upon conversion of the preferred stock at the time the shares are voted, which is approximately 190.4762 votes for each share of preferred stock. Only stockholders of record at the close of business on the record date will be entitled to vote.

  The proposal to approve a reverse stock split requires the affirmative vote of holders of a majority of all voting shares outstanding on the record date for the meeting. If you do not vote, or if you vote to abstain, you will in effect be voting against the proposal. If you complete, sign, and date the enclosed proxy and return it before the meeting, the persons named will vote your shares as you specify in the proxy. If you sign, date, and return your proxy but do not indicate how you wish your shares voted, they will be voted for the proposal. If you do not return a signed proxy, then your shares will not be voted unless you attend the meeting and vote in person.

  To have a quorum, holders of a majority of all shares of voting stock outstanding on the record date must be present at the meeting, either in person or by proxy. Abstentions and "broker non-votes" - shares held by brokerage firms for their clients as to which the firms have not received voting instructions from their clients and therefore do not have the authority to vote - will be counted for purposes of determining a quorum, but will have the same effect as a vote against the proposal to approve a reverse stock split.

REVOCABILITY OF PROXIES

  You may revoke a proxy any time before the voting begins in any of the following ways:

  *    By giving written notice to our corporate secretary;

  *    By signing and delivering a later dated proxy; or

  *    By attending and voting in person at the meeting.

COST OF SOLICITATION

  We are paying the expenses of this solicitation. If requested, we will also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable expenses in sending proxy material to principals and obtaining their instructions. In addition to solicitation by mail, our directors, officers, and employees may solicit proxies, without extra compensation, in person or by telephone, fax, e-mail, or similar means.

               BENEFICIAL OWNERSHIP OF SECURITIES

  The following table sets forth, as of the record date for the special meeting, the beneficial ownership of Cadiz voting securities, including our class of common stock and our class of preferred stock, by each stockholder who we know to own beneficially more than five percent of each class, and by each director, each named executive officer and all directors and executive officers as a group. All persons named have sole voting power and investment power over their shares except as otherwise noted.

                      CLASS OF COMMON STOCK

                                Amount and Nature of   Percent
 Name and Address               Beneficial Ownership   of Class
--------------------------      --------------------   ----------
 Middenbank Curacao, N.V.       3,811,864(1)           10.46%
 1325 Avenue of the Americas
 New York, NY  10019

 Jupiter Asset Managment Ltd.   3,810,937(2)           10.46%
 1 Grosvernor Place
 London, SW1X 7JJ
 England

 Fidelity International         3,715,367(3)           10.20%
 Limited, et al.
 Pembroke Hall
 42 Crow Lane
 Hamilton, Bermuda

 Morgan Stanley                 2,712,653(4)           7.44%
 1585 Broadway
 New York, NY  10036

 OZ Management, L.L.C.          2,520,951(5)           6.47%
 OZF Management, L.P.
 9 West 57th Street,
 39th Floor
 New York, NY  10019

 Capital Research and           2,300,000(6)           6.31%
 Management Company
 333 South Hope Street
 Los Angeles, CA  90071

 Keith Brackpool                  998,682(7)           2.74%
 c/o 100 Wilshire Boulevard,
 Suite 1600
 Santa Monica, CA  90401

 Timothy J. Shaheen               302,854(8)           *
 c/o 100 Wilshire Blvd.,
 Suite 1600
 Santa Monica, CA  90401

 Dwight Makins                    272,882(9)           *
 c/o 100 Wilshire Blvd.,
 Suite 1600
 Santa Monica, CA  90401

 Anthony L. Coelho                62,250(10)           *
 c/o 100 Wilshire Blvd.,
 Suite 1600
 Santa Monica, CA  90401

 Murray Hutchison                 62,250(11)           *
 c/o 100 Wilshire Blvd.,
 Suite 1600
 Santa Monica, CA  90401

 Phillip R. Burnaman              10,600(12)           *
 c/o 100 Wilshire Blvd.,
 Suite 1600
 Santa Monica, CA  90401

 Stanley E. Speer                 239,552(13)          *
 C/o 100 Wilshire Blvd.,
 Suite 1600
 Santa Monica, CA  90401

 All directors and officers as  1,949,070(7)(8)(9)
 a group                        (10)(11)(12)(13)         5.35%
 (seven individuals)

-----------------------

 * Represents less than one percent of the outstanding shares of common stock of Cadiz as of February 10, 2003.

                    CLASS OF PREFERRED STOCK

                                Amount and Nature of   Percent
 Name and Address               Beneficial Ownership   of Class
-------------------------       --------------------   ---------

 OZ Management, L.L.C.          12,500(14)              100%
 OZF Management, L.P.
 9 West 57th Street,
 39th Floor
 New York, NY  10019

 All directors and officers as  -0-                       0%
 a group
 (seven individuals)
 ___________________________

 (1) Based upon a Schedule 13G filed by Middenbank Curacao, N.V. and certain of its affiliates with the SEC on May 1, 2002, Middenbank beneficially owns 3,811,864 securites of Cadiz. These securities include 1,386,864 shares of common stock and 2,425,000 vested warrants to purchase share of common stock and the common stock underlying the warrants. The principal offices of Middenbank are located at 1325 Avenue of the Americas, New York, New York.

 (2) Based on a Schedule 13G filed with the SEC, Jupiter Asset Managment Limited ("Jupiter") provides investment advisory and management services and holds these securities in such accounts for the economic benefit of the beneficiaries of those accounts. Of the total shares held, Jupiter has sole voting and dispositive power over 3,566,937 shares of common stock and shared voting and dispositive power over 244,000 shares of common stock. The Schedule 13G states that it should not be construed as an admission that Jupiter is a beneficial owner of any securities covered by the statement.

 (3) Based upon a Schedule 13F-HR filed with the SEC on November 14, 2002 and information obtained from Fidelity International Limited, FMR Corp., on behalf of its direct and indirect subsidiary FMR Co. and Fidelity International Limited, on behalf of its direct and indirect subsidiaries (together "Fidelity"), as investment adviser to a number of non-.U.S. investment companies or investment trusts and certain institutional investors, beneficially owns 3,715,367 shares of common stock of Cadiz and has sole voting and dispositive power as to 3,570,167 shares. The principal office of Fidelity is located at 82 Devonshire Street, Boston, Massachusetts.

 (4) Based upon a Schedule 13F-HR filed by Morgan Stanley with the SEC on November 14, 2002, Morgan Stanley beneficially owns 2,712,653 shares of common stock of Cadiz with sole voting and dispositive power as to all such shares. The reported principal office of Morgan Stanley is 1585 Broadway, New York, New York, 10036.

 (5) Based upon Cadiz corporate records, OZ Management, L.L.C. beneficially owns 1,902,857 shares of common stock, including 1,809,523 shares underlying convertible preferred stock and 93,334 shares underlying presently excercisable warrants, with sole voting and dispositive power as to all such shares. OZF Management, L.P. beneficially owns 618,094 shares of common stock, including 571,428 shares underlying convertible preferred stock and 46,666 shares underlying presently convertible warrants, with sole voting and dispositive power as to all such shares. The principal office of both entities is located at 9 West 57th Street, 39th Floor, New York, NY 10019.

 (6) Based upon a Schedule 13F-HR filed with the SEC on November 14, 2002 and information obtained from Capital Research and Management Company, Capital Research indicated that it was the beneficial owner of 2,300,000 shares of common stock of Cadiz, arising from the beneficial ownership of such shares by SMALLCAP World Fund, Inc., an investment company registered under the Investment Company Act of 1940, which is advised by Capital Research, a registered investment adviser. The principal offices of Capital Research and SMALLCAP are located at 333 South Hope Street, Los Angeles, California 90071. Such shares are held by SMALLCAP in its capacity as an investment company, and are beneficially held by Capital Research in its capacity as an investment adviser. SMALLCAP has sole voting power over the shares and Capital Research has sole dispositive power over the shares.

 (7) Includes 500,000 shares underlying presently exercisable options, 50,000 shares owned by a foundation of which Mr. Brackpool is a trustee, but in which Mr. Brackpool has no economic interest, 50,000 shares owned by his spouse and 135,378 deferred stock units that are fully vested but cannot be exchanged for shares of common stock without restrictions until March 31, 2003. Mr. Brackpool disclaims any beneficial ownership of the 50,000 shares owned by the foundation. Does not include 55,789 deferred stock units that are not yet vested.

 (8) Includes 75,000 shares underlying presently exercisable options and 216,604 deferred stock units that are fully vested but cannot be exchanged for shares of common stock without restrictions until March 31, 2003. Does not include 29,511 deferred stock units that are not yet vested.

 (9) Includes 37,250 shares underlying presently exercisable options.

 (10) Includes 62,250 shares underlying presently exercisable options.

 (11) Includes 37,250 shares underlying presently exercisable options.

 (12) Includes 1,200 shares owned by Mr. Burnaman's children in a Uniform Trust for Minors Account for which his wife is trustee. Mr. Burnaman disclaims any beneficial ownership of the 1,200 shares.

 (13) Includes 125,000 shares underlying presently exercisable options and 108,302 deferred stock units that are fully vested but cannot be exchanged for shares of common stock without restrictions until March 31, 2003. Does not include 26,062 deferred stock units that are not yet vested.

 (14) OZ Management, L.L.C. beneficially owns 4,500 shares of Series D preferred stock, 2,500 shares of Series E-1 preferred stock, and 2,500 shares of Series E-2 preferred stock, with sole voting and dispositive power as to all such shares. OZF Management, L.P. beneficially owns 500 shares of Series D preferred stock, 1,250 shares of Series E-1 preferred stock, and 1,250 shares of Series E-2 preferred stock, with sole voting and dispositive power as to all such shares.


       PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION
             TO EFFECT REVERSE SPLIT OF COMMON STOCK

INTRODUCTION

  The Board of Directors has determined that it is in the best interests of Cadiz and its stockholders to approve an amendment to Article FOURTH of our Certificate of Incorporation to effect a reverse stock split of the outstanding common stock of not less than 1 for 4 and not more than 1 for 25, with the Board of Directors having the authority to determine which, if any, of these reverse stock splits to effect. The Board of Directors approved the reverse stock split as a means of increasing the share price of our common stock above a minimum bid price of $3.00 per share as required for continued listing on The Nasdaq National Market. The minimum bid price is measured by the closing bid for the common stock.

  The proposed reverse stock split will reduce the number of issued and outstanding shares of our common stock as described below in "Implementation and Effects of Reverse Stock Split". However, the proposed reverse stock split will not change the number of authorized shares of common stock or preferred stock, the number of treasury shares held by Cadiz, or the par value of our common stock or preferred stock.

  The text of the proposed amendment is attached to this proxy statement as Annex A.

MAINTENANCE OF NASDAQ LISTING

  In a letter dated December 16, 2002, the staff of Nasdaq notified us that Cadiz is no longer in compliance with the maintenance standards for continued listing on Nasdaq. Under one of Nasdaq's maintenance standards, Cadiz does not satisfy the requirement to maintain stockholders equity of at least $10 million or the requirement to maintain a common stock bid price of at least $1.00 per share. Under an alternative maintenance standard, Cadiz does not satisfy the requirement to maintain a common stock bid price of at least $3.00 per share. The closing price per share of our common stock has been under $3.00 since October 1, 2002 and under $1.00 since November 18, 2002. The closing price per share was $[0.35] on the record date for the special meeting.

  Nasdaq requested Cadiz to submit a plan for bringing the company into compliance with the maintenance standards so as to avoid delisting. After consideration, the Board of Directors determined that the best plan for bringing Cadiz into compliance with Nasdaq's maintenance standards is to seek to increase the bid price of our common stock above $3.00 by amending our Certificate of Incorporation to effect a reverse stock split of our common stock. Such an amendment would require the approval of a majority of the shares of our outstanding voting stock, which is why the Board of Directors has called the special meeting.

  The Board of Directors believes that the reverse stock split is the most effective means to avoid a delisting of our common stock from Nasdaq. If we were removed from Nasdaq, the ability or willingness of broker-dealers to sell or make a market in our common stock might decline. As a result, your ability to sell your shares of our common stock could be adversely affected. If the stockholders do not approve this reverse stock split proposal and the stock price does not otherwise increase to greater than Nasdaq's minimum bid price requirement, we expect our common stock to be delisted from Nasdaq.

RANGE OF REVERSE STOCK SPLITS

  Because it is difficult to predict market conditions at the time the reverse stock split may be effected, we do not know the appropriate reverse stock split ratio that may be necessary to accomplish our goals related to the reverse stock split. Therefore, we believe it would be in the best interests of the stockholders if the Board of Directors had the flexibility to determine the appropriate reverse stock split ratio immediately prior to effecting the reverse stock split. In making this determination, the Board of Directors may consider various factors, including prevailing market conditions and trading prices of our common stock on Nasdaq, and the steps we would need to take to achieve compliance with the minimum bid price requirement and other listing regulations of Nasdaq (see "Nasdaq Listing" and "Risks Associated with the Reverse Stock Split"). A significant factor for consideration will be the trading price of our common stock on the days leading up to the date of the reverse stock split. Based on the price of our common stock at that time, the Board of Directors would select the authorized stock split that it believes is sufficient to increase our trading price to within a range of approximately $4.00 to $6.00 per share, assuming Cadiz must maintain its closing bid stock price above $3.00 to stay listed on Nasdaq.

  Accordingly, the Board is asking that the stockholders approve a range of reverse stock splits of not less than 1 for 4 and not more than 1 for 25 and authorize the Board of Directors to determine which of the reverse stock splits, if any, in the specified range to implement. A vote in favor of this proposal will be a vote for approval of each of the reverse stock split ratios in the specified range, and for the granting of authority to the Board of Directors to effectuate one of the reverse stock splits as the Board of Directors deems advisable at the time the reverse stock split is to be effected. Stockholder approval of this proposal also gives the Board of Directors the discretion to abandon the reverse stock split if it deems it to be in the best interests of Cadiz.

RISKS ASSOCIATED WITH THE REVERSE STOCK SPLIT

  We cannot predict whether the reverse stock split will increase the market price for our common stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

  * the market price per new share of our common stock after the reverse stock split, or "New Shares", will rise in proportion to the reduction in the number of old shares of our common stock outstanding before the reverse stock split, or "Old Shares"; or

  * the market price per New Share will either exceed or remain in excess of the minimum bid price as required by Nasdaq or that we will otherwise meet the requirements of Nasdaq for continued inclusion for trading on Nasdaq.

  The market price of our common stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split. Furthermore, the reduced number of shares that would be outstanding after the reverse stock split will likely significantly reduce the trading volume of our common stock and could otherwise adversely affect the liquidity of our common stock.

  It is also important to note that even if we are able to meet the minimum bid price requirement after the reverse stock split, Cadiz will still have to meet the other standards applicable to Cadiz required for continued listing on Nasdaq including:

  * either (a) a market capitalization of $50 million or (b) total assets and total revenue of $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years;

  *  at least 1,100,000 shares publicly held;

  * a $15 million market value of shares not held directly or indirectly by any officer or director of Cadiz, or by any person who is the beneficial owner of more than 10 percent of the total shares outstanding;

  *  at least 400 stockholders each holding 100 or more shares;
     and

  *  at least four registered and active market makers.

  If Cadiz fails to meet any of these requirements for continued listing on Nasdaq, even if we meet the minimum bid price requirement subsequent to the approval of this reverse stock split proposal, Cadiz may still be subject to delisting.

IMPLEMENTATION AND EFFECTS OF THE REVERSE STOCK SPLIT

  GENERAL. The Board of Directors will be authorized to effect a reverse stock split and to select the reverse stock split ratio, from within the approved range, as deemed appropriate by the Board of Directors considering market and other relevant conditions and the trading price of our common stock at that time. Depending on the reverse stock split ratio selected by the Board of Directors, at the time the reverse stock split is effected, every four to 25 shares of the common stock outstanding will automatically be combined and converted into one share of common stock. For example, if the Board of Directors selected a 1 for 4 reverse stock split, every four shares of the common stock outstanding will be combined and converted into one share of common stock.

  The reverse stock split will become effective upon the filing of an amendment to our Certificate of Incorporation with the Secretary of State of Delaware, referred to as the "effective time". Beginning at the effective time, each certificate representing Old Shares will be deemed for all corporate purposes to evidence ownership of New Shares.

  The reverse stock split will not affect the number of shares of common stock that the Board of Directors is authorized to issue pursuant to our Certificate of Incorporation. However, it will have the effect of increasing the number of shares of common stock available for future issuance because of the reduction in the number of shares that will be outstanding after giving effect to the reverse stock split.

  The following table reflects for various reverse stock split ratios the approximate number of shares of common stock that will be outstanding and available for issuance following the reverse stock split. The approximate number of shares outstanding after giving effect to the reverse stock split is based on [36,442,180] shares of common stock outstanding as of February 10, 2003. The approximate number of shares that would be available for issuance following the reverse stock split is based on 70,000,000 shares of common stock authorized for issuance under our Certificate of Incorporation as of February 10, 2003.


  Proposed Reverse     Shares Outstanding     Authorized Shares
 Stock Split Ratio        After Giving          Available for
                         Effect to the            Issuance
                      Reverse Stock Split
-------------------   -------------------      ----------------
      1 for 4              9,110,545             60,889,455
      1 for 5              7,288,436             62,711,564
      1 for 6              6,073,696             63,926,304
      1 for 7              5,206,025             64,793,975
      1 for 8              4,555,272             65,444,728
      1 for 9              4,049,131             65,950,869
      1 for 10             3,644,218             66,355,782
      1 for 11             3,312,925             66,687,075
      1 for 12             3,036,848             66,963,152
      1 for 13             2,803,244             67,196,756
      1 for 14             2,603,012             67,396,988
      1 for 15             2,429,478             67,570,522
      1 for 16             2,277,636             67,722,364
      1 for 17             2,143,657             67,856,343
      1 for 18             2,024,565             67,975,435
      1 for 19             1,918,009             68,081,991
      1 for 20             1,822,109             68,177,891
      1 for 21             1,735,341             68,264,659
      1 for 22             1,656,462             68,343,538
      1 for 23             1,584,442             68,415,558
      1 for 24             1,518,424             68,481,576
      1 for 25             1,457,687             68,542,313

  The reverse stock split would also have the following effects:

  * all outstanding options and warrants entitling the holders thereof to purchase shares of our common stock will enable such holders to purchase, upon exercise of their options or warrants, a fraction (for instance, in the case of a 1 for 4 reverse stock split, 1/4) of the number of shares of our common stock that such holders would have been able to purchase upon exercise of their options or warrants immediately preceding the reverse stock split at an exercise price equal to some multiple (for instance, in the case of a 1 for 4 reverse stock split, 4) times the exercise price specified before the reverse stock split, resulting in approximately the same aggregate price being required to be paid upon exercise thereof immediately preceding the reverse stock split;

  * the number of shares reserved for issuance under our existing stock option plans and employee stock purchase plans will be reduced by a fraction (for instance, in the case of a 1 for 4 reverse stock split, 1/4) of the number of shares currently included in such plans;

  * the conversion ratio of our preferred stock will be adjusted so that holders will be entitled to receive that number of shares of common stock which the holders would have owned immediately after the reverse stock split if the shares of preferred stock had been converted immediately before the reverse stock split; and

  * the number of rights associated with each share of our common stock under our Stockholder Rights Plan will be increased in proportion to the decrease in the number of shares of common stock outstanding as a result of the reverse stock split.

  The reverse stock split will be effected simultaneously, and the exchange number will be the same, for all of our outstanding common stock. The reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests in Cadiz, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share. As described below, stockholders holding fractional shares will be entitled to cash payments in lieu of such fractional shares. Such cash payments will reduce the number of post-split stockholders to the extent there are stockholders presently holding fewer than the number of shares to be converted into one share as a result of the reverse stock split. This, however, is not the purpose for which we are effecting the reverse stock split. Common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

  Upon stockholder approval, the Board of Directors will be authorized, but not required, to proceed with the reverse stock split. If our common stock closes at a bid price equal to or greater than Nasdaq's minimum bid price requirement for ten consecutive business days prior to the special meeting, the Board of Directors may delay its decision to execute the reverse stock split indefinitely.

  FRACTIONAL SHARES. No certificates for fractional shares will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of Old Shares not evenly divisible by the number of shares to be converted into one share as a result of the reverse stock split will be entitled, upon surrender of certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will equal the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing bid and closing asked prices (as adjusted to reflect the reverse stock split) of our common stock, as last reported on the Nasdaq National Market, immediately prior to the effective time. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payments as described herein.

  The funds required to purchase the fractional share interests are available and will be paid from our current cash reserves. Our stockholder list shows that some of the outstanding common stock is registered in the names of clearing agencies and broker nominees. Since we do not know the numbers of shares held by each beneficial owner for whom the clearing agencies and broker nominees are record holders, we cannot predict with certainty the number of fractional shares that will result from the reverse split or the total amount we will be required to pay for fractional share interests. However, we do not expect that amount will be material.

  You will not have to pay any service charges in connection with the exchange of your certificates or the payment of cash in lieu of fractional shares.

  You should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where Cadiz is domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to obtain them directly from the state to which they were paid.

  ACCOUNTING MATTERS. The reverse stock split will not affect the par value of our common stock. As a result, as of the effective time, the stated capital on our balance sheet attributable to our common stock will be reduced by a fraction (for instance, in the case of a 1 for 4 reverse stock split, 1/4) of its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding.

  POTENTIAL ANTI-TAKEOVER EFFECT. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of Cadiz with another company), the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate our shares of common stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to our Board of Directors and stockholders. Other than the proposals in this proxy statement, our Board of Directors does not currently contemplate recommending the adoption of any other amendments to our Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change control of Cadiz.

EXCHANGE OF STOCK CERTIFICATES

  As soon as practicable after the Effective Time, stockholders will be notified that the reverse stock split has been effected. We expect that our transfer agent, Continental Stock Transfer & Trust Company will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of Old Shares will be asked to surrender to the exchange agent certificates representing Old Shares in exchange for certificates representing New Shares in accordance with the procedures to be set forth in the letter of transmittal that will be sent to you. No new certificates will be issued to any stockholder until that stockholder has surrendered its outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Any Old Shares submitted for transfer, whether pursuant to a sale, other dispositions or otherwise, will automatically be exchanged for New Shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.

BOARD OF DIRECTORS' DISCRETION

  Even if the stockholders approve the reverse stock split, Cadiz reserves the right not to effect the reverse stock split if in the Board of Directors' opinion it would not be in the best interests of Cadiz and its stockholders to effect such a reverse stock split.

NO DISSENTERS' RIGHTS

  Under Delaware law, our stockholders are not entitled to dissenters' rights with respect to the reverse stock split, and we will not independently provide stockholders with any such rights.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

  The following summary of material federal income tax consequences of the reverse stock split does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, this summary does not address any state, local or foreign income or other tax consequences. For example, the state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which such stockholder resides. Also, this summary does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The summary is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the Old Shares were, and the New Shares will be, held as "capital assets," as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with his or her own tax adviser with respect to the tax consequences of the reverse stock split.

  Other than with respect to any cash received instead of a fractional share of Cadiz common stock, no gain or loss should be recognized by a stockholder upon such stockholder's exchange of Old Shares for New Shares pursuant to the reverse stock split. The aggregate tax basis of the New Shares received in the reverse stock split will be the same as the stockholder's aggregate tax basis in the Old Shares exchanged therefore, reduced by the basis attributable to any fractional share for which cash is received. In general, a stockholder who receives cash instead of a fractional share of Cadiz common stock as a result of the reverse stock split will be treated as if such fractional share was received and then redeemed by Cadiz. The stockholder will recognize capital gain or loss based on the difference between the adjusted basis in the fractional share redeemed and the amount of cash received. The federal income tax liability, if any, generated by the receipt of cash in lieu of a fractional share should not be material in amount in view of the low value of the fractional share. The stockholder's holding period for the New Shares will include the period during which the stockholder held the Old Shares surrendered in the reverse stock split.

  Our view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with his or her own tax adviser with respect to all of the potential tax consequences of the reverse stock split.

REQUIRED VOTE AND BOARD OF DIRECTORS' RECOMMENDATION

  The affirmative vote of a majority of all outstanding voting shares of Cadiz entitled to vote at the special meeting is required for approval of the reverse stock split and the amendment to our Certificate of Incorporation. Abstentions and broker non-votes will have the same effect as a vote against the proposal.

  The Board of Directors unanimously recommends a vote "FOR" approval of the reverse stock split proposal and the amendment to our Certificate of Incorporation.

                          OTHER MATTERS

  We do not intend to bring any matters before the special meeting other than approval of the reverse split amendment to our certificate of incorporation, and we know of no other matters to be brought before the meeting by others. If any other matters properly come before the special meeting, the persons named in the accompanying proxy will have authority to vote on them in their discretion.

                      STOCKHOLDER PROPOSALS

  Any stockholder wishing to present resolutions to be included in the proxy statement for our next annual meeting of stockholders for the fiscal year ended December 31, 2002 was required to file such resolutions with Cadiz on or before December 6, 2002.

                           By Order of the Board of Directors


Santa Monica, California
February ___, 2003

                             ANNEX A

                    CERTIFICATE OF AMENDMENT
                             OF THE
                  CERTIFICATE OF INCORPORATION
                               OF
                           CADIZ INC.

            Adopted in accordance with the provisions
          of Section 242 of the General Corporation Law
                    of the State of Delaware

      Cadiz Inc. (the "Corporation"), a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware, as amended (the "Delaware GCL"), by its duly authorized officers, hereby certifies as follows:

     FIRST: That the Board of Directors of the Corporation has duly adopted a resolution authorizing the Corporation to reclassify and change each_____ (_) outstanding shares of the Corporation's Common Stock, par value one cent ($0.01) per share, into one (1) share of Common Stock, par value one cent ($0.01) per share.

     SECOND: That, pursuant to authorization by the affirmative vote, in accordance with the provisions of the Delaware GCL, of the holders of a majority of the outstanding voting shares of Common Stock and Preferred Stock of the Corporation entitled to vote thereon at a special meeting of stockholders of the Corporation held on March 12, 2003, the Certificate of Incorporation of the Corporation be amended by adding a new paragraph to Article FOURTH to read as follows:

          "C. Each _____shares of the Common Stock, par value one cent ($0.01) per share, of the Corporation issued and outstanding or held in treasury as of 12:01 a.m. Los Angeles time on ________, 2003 (the "Effective Time") shall be reclassified as and changed into one (1) share of Common Stock, par value one cent ($0.01) per share, of the Corporation, without any action by the holders thereof.
     Each stockholder who, immediately prior to the Effective Time, owns a number of shares of Common Stock which is not evenly divisible by ______ shall, with respect to such fractional interest, be entitled to receive from the Corporation cash in an amount equal to such fractional interest multiplied by the average of the closing bid and closing asked prices (as adjusted to reflect the reverse stock split) of the Common Stock as last reported on The Nasdaq National Market immediately prior to the Effective Time."

     THIRD: That the amendment to the Corporation's Certificate of Incorporation set forth herein has been duly adopted in accordance with the provisions of Section 242 of the Delaware
GCL.

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed on its behalf by Keith Brackpool, its Chairman and Chief Executive Officer, on this ___ day of _______,
2003.


                              By:______________________________
                                        Keith Brackpool
                                        Chief Executive Officer

ATTEST:


By: _______________________________
          Jennifer Hankes Painter
          Secretary


                 *******************************
                          PROXY CARD


                           CADIZ INC.
  100 Wilshire Boulevard, Suite 1600, Santa Monica, California
                              90401

 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF CADIZ INC.

     The undersigned, as owner of shares of common stock or preferred stock of Cadiz Inc., a Delaware corporation, hereby acknowledges receipt of the proxy statement and the notice of the special meeting of stockholders to be held on March 12, 2003 at 9:00 a.m. local time, at the law offices of Miller & Holguin located at 1801 Century Park East, 7th Floor, Los Angeles, California, and hereby further revokes all previous proxies and appoints Keith Brackpool and/or Stanley E. Speer as proxy of the undersigned at said meeting and any adjournments thereof with the same effect as if the undersigned were present and voting the shares.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS YOU HAVE INDICATED ON THE REVERSE SIDE. IF NO INDICATION HAS BEEN MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE PROPOSAL TO EFFECT A REVERSE STOCK SPLIT AND IN FAVOR OF SUCH PROPOSALS AND AS SAID PROXY DEEMS ADVISABLE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                           - REVERSE -

                          PROXY BY MAIL

        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

              PLEASE MAKE YOUR VOTES LIKE THIS [X]

(1) Approval of an amendment to the Certificate of Incorporation to effect a reverse stock split of not less than 1 for 4 and not more than 1 for 25 and to authorize the Board of Directors to determine which, if any, of these reverse stock splits to effect.

          / /  FOR            / /  AGAINST        / /  ABSTAIN

(2) The transaction of such other business as may properly come before the meeting and any adjournments thereof.


Signature_________________Signature_________________Date_________


     When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners should sign. If a corporation, sign in full corporation name by president or other authorized officer. If a partnership, sign in partnership name by authorized person. Persons signing in a fiduciary capacity should indicate their full title in such capacity.